                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.     )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


         [ ]  Preliminary Proxy Statement
         [ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [x]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       Advantage Learning Systems, Inc.
   ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


         [x]  No fee required.

         [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


      1) Title of each class of securities to which transaction applies:

           -------------------------------------------------

      2)   Aggregate number of securities to which
           transaction applies:

           -------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           -------------------------------------------------

      4)   Proposed maximum aggregate value of transaction:

           -------------------------------------------------

      5)   Total fee paid:

           -------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1)   Amount Previously Paid:

           -------------------------------------------------

      2)   Form, Schedule or Registration Statement No.:

           -------------------------------------------------

      3)   Filing Party:

           -------------------------------------------------
      4)   Date Filed:

           -------------------------------------------------


                        ADVANTAGE LEARNING SYSTEMS, INC.
                               2911 PEACH STREET
                     WISCONSIN RAPIDS, WISCONSIN 54495-8036
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1998

TO THE SHAREHOLDERS OF ADVANTAGE LEARNING SYSTEMS, INC.:

     The 1998 Annual Meeting of Shareholders of Advantage Learning Systems, Inc. will be held at the Mead Inn, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, on Tuesday, April 28, 1998 at 1:00 p.m., local time, for the following purposes:

     (1) To elect seven directors to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified; and

     (2) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          Timothy Sherlock, Secretary

March 19, 1998

                        ADVANTAGE LEARNING SYSTEMS, INC.
                               2911 PEACH STREET
                     WISCONSIN RAPIDS, WISCONSIN 54495-8036
                                 MARCH 19, 1998

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Advantage Learning Systems, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 28, 1998 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven directors, each of whom will hold office until April 1999 and until his or her successor is duly elected and qualified.

     The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on or about March 19, 1998.

     Only shareholders of record at the close of business on March 9, 1998 (the "Record Date") are entitled to notice of and to vote the shares of common stock, $0.01 par value (the "Common Stock"), of the Company registered in their name at the Annual Meeting. As of the Record Date, the Company had outstanding 16,902,383 shares of Common Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the Record Date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A DIRECTOR. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SEVEN DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table lists as of the Record Date information regarding the beneficial ownership of shares of Common Stock by (i) each director and each of the most highly compensated executive officers (the "named executive officers") of the Company, (ii) each person believed by the Company to be a beneficial owner of more than 5% of the Common Stock and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the Common Stock listed below is 2911 Peach Street, Wisconsin Rapids, Wisconsin 54495-8036.

                     NAME AND ADDRESS                           AMOUNT AND NATURE OF
                    OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
                    -------------------                        -----------------------    ----------------
Judith A. Paul.............................................           6,390,429(2)              37.8%
Terrance D. Paul...........................................           6,390,429(3)              37.8
Mark J. Bradley, as Trustee of the Terrance and Judith Paul
  Descendants' Trust.......................................             963,843(4)               5.7
Michael H. Baum............................................              12,500                    *
John R. Hickey.............................................              12,500                    *
Timothy P. Welch...........................................              58,629                    *
Richard W. Fickey..........................................               3,400(5)                 *
Perry S. Akins.............................................               2,500                    *
John H. Grunewald..........................................               2,500(6)                 *
All directors and executive officers of the Company as a
  group (8 persons)........................................          12,732,537                 75.3

-------------------------
 *  Less than 1% of the outstanding Common Stock.

(1) Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed.

(2) Includes 140,350 shares of Common Stock held by the Terrance and Judith Paul Foundation, Inc. as to which Judith and Terrance Paul share voting and investment power. Ms. Paul is married to Terrance D. Paul, and Mr. Paul's shares of Common Stock are not included in the number of shares beneficially owned by Ms. Paul.

(3) Includes 140,350 shares of Common Stock held of record by the Terrance and Judith Paul Foundation, Inc. as to which Judith and Terrance Paul share voting and investment power. Mr. Paul is married to Judith A. Paul, and Ms. Paul's shares of Common Stock are not included in the number of shares beneficially owned by Mr. Paul.

(4) The address of the Trustee of the Terrance and Judith Paul Descendants' Trust is 500 Third Street, Suite 700, Wausau, Wisconsin 54403.

(5) Mr. Fickey retired on January 30, 1998.

(6) Mr. Grunewald disclaims beneficial ownership of 500 of the 2,500 shares of Common Stock indicated above, as such shares are held of record by his wife.

                             ELECTION OF DIRECTORS

     The number of directors constituting the whole Board of Directors is currently fixed at seven. The Board of Directors has selected the seven members currently serving on the Board as nominees for election at the 1998 Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term and until their successors are duly elected and qualified.

     All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

                         NOMINEES STANDING FOR ELECTION

 NAME OF OFFICER                               OFFICE
 ---------------                               ------
Judith A. Paul      Ms. Paul is the co-founder of the Company and has been
  Age 51            Chairman of the Board of Directors since 1986. Ms. Paul acts as the Company spokesperson and coordinates the Company's
                    public relations and customer communication policies. Ms.
                    Paul has co-written 101 Ways to Motivate Students to
                    Read(1995), and is the author of The Family Reading Night
                    Kit (1996) and The Literacy Partnership Kit (1997). Ms. Paul
                    holds a bachelors degree in elementary education from the
                    University of Illinois.

Terrance D. Paul    Mr. Paul is the co-founder of the Company and has been Vice
  Age 51            Chairman of the Board of Directors since July 1996. Mr. Paul is primarily responsible for the Company's long-term
                    strategic planning and new product development strategy. Mr.
                    Paul also coordinates the research activities conducted by the Institute for Academic Excellence, Inc., a wholly-owned subsidiary of the Company (the "Institute"). From November
                    1995 until July 1996, Mr. Paul served as the Company's Chief
                    Executive Officer. From January 1992 until August 1993 and again from September 1994 until November 1995, Mr. Paul
                    served as President of the Company. For the 12 years prior to 1992, Mr. Paul was President of Best Power Technology, a
                    manufacturer of uninterruptible power supplies. Mr. Paul is the author of several publications, including How to Create
                    World-Champion Readers (1993), Patterns of Reading Practice
                    (1996) and The New Technology of Learning Information
                    Systems (1997). He is also the general editor of
                    Fundamentals of Reading Renaissance (1994-1996), the
                    textbook used in seminars on reading improvement by the
                    Institute. Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University. Terrance
                    Paul is Judith Paul's husband.

 NAME OF OFFICER                               OFFICE
 ---------------                               ------
Michael H. Baum     Mr. Baum has been Chief Executive Officer of the Company
  Age 50            since July 1996 and a Director since September 1994. Mr.
                    Baum served as President of the Company between November
                    1995 and June 1996. From September 1994 until November 1995,
                    Mr. Baum served as the Managing Director of the Institute
                    and from June 1994 until September 1994, he served as the
                    Director of Educational Consulting for the Institute. From
                    1984 until June 1994, Mr. Baum held a variety of positions with Francorp, Inc., an international management consulting firm based in Chicago, his last position being that of
                    Executive Vice President, which he held from September 1991 until June 1994. Mr. Baum holds a bachelors degree and a
                    masters degree in teaching from Yale University and an MBA from Northwestern University.

John R. Hickey      Mr. Hickey has been President of the Company since July 1996
  Age 42            and a Director of the Company since October 1996. From
                    January 1996 until June 1996, Mr. Hickey served as Executive
                    Vice President of R.F. Technologies, Inc., a manufacturer of protection devices, and from September 1995 until December
                    1995, he served as Executive Vice President of Liebert
                    Corporation (a subsidiary of Emerson Electric), a
                    manufacturer of uninterruptible power supplies. From January
                    1989 until June 1995, Mr. Hickey held various senior
                    management positions with Best Power Technology, including
                    Executive Vice President of Operations, Senior Vice
                    President of Sales and Marketing and Vice
                    President-International. In addition, Mr. Hickey spent
                    approximately ten years with Briggs and Stratton, a
                    manufacturer of air-cooled gasoline engines for outdoor
                    power equipment, headquartered in Milwaukee, Wisconsin.
                    While at Briggs and Stratton, Mr. Hickey served in various management positions, eventually rising to the position of the Director of International Sales and Finance
                    Administration, a position he held from October 1985 until
                    January 1989. Mr. Hickey holds a bachelors degree in
                    international business from the University of Wisconsin.

Timothy P. Welch    Timothy P. Welch has been a Director of the Company since
  Age 55            August 1996. Mr. Welch is the founder of the predecessor to
                    IPS Publishing, Inc., a wholly-owned subsidiary of the
                    Company ("IPS"). From June 1997 until October 1997, Mr.
                    Welch served as a consultant to IPS, and since November
                    1997, he has worked for the Company on special projects.
                    From August 1996 until June 1997, Mr. Welch served as the
                    Chief Executive Officer of IPS, and for the 15 years prior thereto, he served as the President of its predecessor. Mr.
                    Welch is also the founder and Chief Executive Officer of
                    Curriculum Technologies, Inc., a firm specializing in
                    multi-media compact disk development for the adult literacy and English as a second language markets. Mr. Welch holds a bachelors degree in journalism from the University of
                    Wisconsin.

 NAME OF OFFICER                               OFFICE
 ---------------                               ------
Perry S. Akins      Perry S. Akins has been a Director of the Company since
  Age 57            September 1997. From 1966 to the present, Mr. Akins has been employed by ELS Educational Services, Inc. ("ELS") (formerly known as Washington Educational Research Associates, Inc.)
                    in various capacities. He is currently the President of ELS and has served in that position since 1977. ELS teaches
                    English as a second language to students and professionals at its various ELS Language Centers in the United States and abroad. ELS also publishes and distributes English as a
                    second language materials worldwide. Mr. Akins holds a
                    bachelors degree in Russian language and history and a
                    masters degree in education with a minor in Russian language from Southern Illinois University.

John H. Grunewald   Mr. Grunewald has been a Director of the Company since
  Age 61            September 1997. From September 1993 to January 1997, Mr.
                    Grunewald served as the Executive Vice President, Chief
                    Financial Officer and Secretary of Polaris Industries Inc.,
                    a manufacturer of snowmobiles, all-terrain vehicles and
                    personal watercraft. From June 1977 until June 1993, Mr.
                    Grunewald served as the Vice President of Finance, Chief
                    Financial Officer and Secretary of Pentair, Inc., a
                    diversified manufacturing company. Mr. Grunewald currently serves as a director of the Nash Finch Company, a wholesale food distributor, Braun Engineering, an environmental
                    engineering company, Hydrobikes, Inc., a manufacturer of
                    recreational water bikes, and Kinnard Investments, an
                    investment banking firm. Mr. Grunewald also serves as the
                    Chairman of the Board of Rise, Inc., a charitable
                    institution providing occupations for handicapped and
                    disabled children, and as a member of the Board of Governors of the Bethel College Foundation. Mr. Grunewald holds a
                    bachelors degree in business from St. Cloud State University and an MBA in business finance from the University of
                    Minnesota.

     The Board of Directors of the Company has standing Compensation and Audit Committees. The Board of Directors does not have a Nominating Committee. The Board of Directors held one meeting in 1997. Each director attended at least 75% of the meetings of the Board of Directors held during the period for which he or she served on the Board, and each director attended at least 75% of the meetings of the Board Committees on which the director served in 1997.

     The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation levels of executive officers of the Company and for administering the Company's executive compensation plans, including the 1997 Stock Incentive Plan. The members of the Compensation Committee are Messrs. Akins (Chairman) and Grunewald, neither of whom is an employee of the Company. The Compensation Committee held two meetings in 1997.

     The Audit Committee is responsible for nominating the Company's independent auditors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company to ensure full compliance with regulatory requirements and full disclosure of necessary information to the Company's shareholders. The members of the Audit Committee are Messrs. Grunewald (Chairman) and Akins and Terrance D. Paul. The Audit Committee held one meeting in 1997.

                TRANSACTIONS BETWEEN MANAGEMENT AND THE COMPANY

     Pursuant to an Asset Purchase Agreement dated as of August 1, 1996, as subsequently amended as of February 25, 1997 (the "Asset Purchase Agreement"), by and among Welch Publishing, Inc. ("Welch Publishing"), IPS and Timothy P. Welch, individually and as sole trustee of the Timothy Peter Welch Revocable Trust (the "Welch Trust"), IPS purchased substantially all of the assets of Welch Publishing for $5.0 million plus the assumption of certain of its liabilities and the obligation to make certain future contingent payments in the event of a closing of an initial public offering by the Company (the "Contingent Payments"). IPS's obligations under the Asset Purchase Agreement have since been assumed by the Company. Of the total purchase price, $3.1 million was paid to the Welch Trust at closing, $1.5 million was deposited pursuant to an Escrow Agreement, which amount was paid to the Welch Trust at the closing of the Company's initial public offering in September 1997, and the remaining $350,000 was paid on August 1, 1997. In addition, upon the closing of the Company's initial public offering, the Welch Trust and two employees of IPS received an aggregate of 31,250 shares of Common Stock from the Company in satisfaction of the Company's obligations with respect to the Contingent Payments. The Welch Trust, of which Mr. Welch is the trustee and sole beneficiary, received 28,316 of these shares of Common Stock. Mr. Welch purchased $500,000 of Common Stock in the Company's initial public offering pursuant to an understanding with the Company.

     In order to facilitate the purchase of the assets of the IPS business and to provide working capital to IPS after the acquisition, Judith Paul and Terrance Paul each (i) made a capital contribution of $100,000 to IPS, and (ii) loaned IPS $2.35 million. In connection with the loans to IPS, IPS issued each of the Pauls a promissory note in the principal amount of $2.35 million and bearing interest at an annual rate of 6.5%. All amounts due under these notes were paid on October 6, 1997.

     Effective January 2, 1997, Judith Paul and Terrance Paul contributed all of the outstanding stock of IPS and the Institute to ALS in return for an aggregate of 319,948 shares of Common Stock.

     In August 1997, the Company entered into an agreement with Judith Paul, Terrance Paul and Mark J. Bradley, as trustee of the Terrance and Judith Paul Descendants' Trust (collectively, the "Shareholders"), whereby the Company agreed to indemnify the Shareholders for the taxes attributable to any increase in taxable income allocable to them in the event of any audit of, or other adjustment to, the Company's tax returns. The Shareholders entered into a similar, separate agreement with the Institute for the years during which the Institute filed an S corporation tax return.

                             EXECUTIVE COMPENSATION

     Summary Compensation Information. The following table sets forth the compensation for the past two years (to the extent applicable) of each of the named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                            ----------------------------
                                                                AWARDS         PAYOUTS
                                                            ---------------   ----------
                                     ANNUAL COMPENSATION      SECURITIES
                                     --------------------     UNDERLYING         LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   OPTIONS/SARS(#)   PAYOUTS($)   COMPENSATION($)(5)
---------------------------   ----   ---------   --------   ---------------   ----------   ------------------
Judith A. Paul..............  1997   $176,046         --            --               --          $5,809
  Chairman of the Board       1996    156,184         --            --               --           5,230
Terrance D. Paul............  1997    176,046         --            --               --           6,270
  Vice Chairman of the Board  1996    156,184         --            --               --           5,969
Michael H. Baum.............  1997    168,370         --        46,875         $324,665(3)        6,270
  Chief Executive Officer     1996    141,080         --            --            1,849(4)        5,587
John R. Hickey..............  1997    161,260         --        46,875          216,443(3)        6,270
  President                   1996     66,923    $15,000(2)         --               --           3,207
Richard W. Fickey...........  1997    101,932         --        12,500           27,055(3)        4,308
  Secretary, Vice President
    of Finance(1)

-------------------------
(1) Mr. Fickey was appointed an executive officer of the Company in January 1997. Mr. Fickey retired from his position with the Company effective January 30, 1998.

(2) Reflects a signing bonus that was paid to Mr. Hickey when he began his employment with the Company in July 1996.

(3) Reflects payout made by the Company upon termination of its phantom stock plan in connection with the initial public offering of the Company's Common Stock in September 1997.

(4) Reflects payment made in connection with shares awarded under the Company's phantom stock plan.

(5) Reflects 401(k) plan matching amount paid by the Company.

     Option Grants. The following table provides information on options granted to the named executive officers during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                          % OF TOTAL
                                       NUMBER OF         OPTIONS/SARS                              GRANT DATE
                                 SECURITIES UNDERLYING    GRANTED TO    EXERCISE OR                  PRESENT
                                     OPTIONS/SARS        EMPLOYEES IN   BASE PRICE    EXPIRATION      VALUE
             NAME                   GRANTED (#)(1)       FISCAL YEAR     ($/SH)(3)       DATE        ($)(4)
             ----                ---------------------   ------------   -----------   ----------   ----------
Judith A. Paul.................             --                 --             --            --            --
Terrance D. Paul...............             --                 --             --            --            --
Michael H. Baum................         46,875               21.2%        $16.00       9/10/07      $512,344
John R. Hickey.................         46,875               21.2          16.00       9/10/07       512,344
Richard W. Fickey..............         12,500(2)             5.6          16.00       1/30/98(2)    136,625

-------------------------
(1) Except as otherwise noted, the vesting schedule for options is 25% per year with each option being fully exercisable four years from the date of grant.

(2) Upon Mr. Fickey's retirement in January 1998, the options granted to him expired.

(3) All options have an exercise price equal to 100% of the fair market of the Company's Common Stock on the date of grant.

(4) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a 10 year expected period of time to exercise; a risk-free rate of return of 6.35%; an expected dividend yield of 0%; and a volatility factor of 48.14%.

     Option Exercises. The following table provides information on options exercised during 1997, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS/SARS AT FY-              OPTIONS/SARS
                              SHARES                              END(#)                    AT FY-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Judith A. Paul............      --            --            --               --           --                --
Terrance D. Paul..........      --            --            --               --           --                --
Michael H. Baum...........      --            --            --           46,875           --          $251,953
John R. Hickey............      --            --            --           46,875           --           251,953
Richard W. Fickey.........      --            --            --           12,500           --            67,188

-------------------------
(1) For valuation purposes, a December 31, 1997 market price of $21.375 was used.

     LTIP Awards. The following table provides information on long-term incentive plan awards to the named executive officers in 1997.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                      NUMBER OF SHARES,        PERFORMANCE OR OTHER PERIOD
NAME                                               UNITS OR OTHER RIGHTS(#)   UNTIL MATURATION OR PAYOUT(1)
----                                               ------------------------   -----------------------------
Judith A. Paul....................................            --                           --
Terrance D. Paul..................................            --                           --
Michael H. Baum...................................            20                           --
John R. Hickey....................................            40                           --
Richard W. Fickey.................................            10                           --

-------------------------
(1) The LTIP awards set forth above were made in connection with the Company's phantom stock plan. Under the plan, each share of phantom stock granted entitled the owner of such share to an annual payment equal to 0.001% of the Company's net profits before taxes. Upon the occurrence of certain "triggering events," including the effectiveness of a registration statement filed in connection with an initial public offering of Common Stock, each share of phantom stock entitled the holder thereof to a payment equal to .001% of the market capitalization of the Company immediately after completion of the public offering. As a result of the Company's initial public offering in September 1997, the phantom stock plan was terminated and payments of $324,665, $216,443 and $27,055 were made to Messrs. Baum, Hickey and Fickey, respectively.

                             EMPLOYMENT AGREEMENTS

     The Company has not entered into employment agreements with any of the named executive officers. However, IPS, one of the Company's wholly-owned subsidiaries, has entered into an employment agreement with Timothy Welch. This agreement was executed in connection with the Company's acquisition of substantially all of the assets of the IPS business on August 1, 1996. Pursuant to such agreement, Mr. Welch agreed to serve as IPS's Chief Executive Officer and to serve as a member of the Board of Directors of both IPS and the Company, subject to shareholder approval, for the term of his employment agreement. The employment agreement has a term of two years and originally provided for an annual salary of $125,000. Effective June 1, 1997, Mr. Welch resigned as Chief Executive Officer of IPS; however, the employment agreement was not terminated. From June 1, 1997 until October 31, 1997, Mr. Welch continued to receive his regular salary under the agreement for his services as a consultant to IPS. Effective November 1, 1997, Mr. Welch agreed to work for the Company on special projects. His annual salary was reduced at that time to $75,000. This revised arrangement will terminate on August 1, 1998 (the termination date of the employment agreement). With the exception of Mr. Welch's duties and his salary, all other terms of the original employment agreement remain unchanged. For his services to the Company during 1997, Mr. Welch received $122,827. Under the employment agreement, Mr. Welch is entitled to receive such benefits as are generally available to executive employees of the Company, including deferred compensation under certain employee benefit plans adopted by the Company, and to participate in such stock-based incentive plans as the Company may adopt, including the 1997 Stock Incentive Plan. In 1997, Mr. Welch was awarded options under the 1997 Stock Incentive Plan to purchase an aggregate of 15,625 shares of Common Stock at $16 per share, which options vest 25% per year and expire ten years from the date of grant. In the event Mr. Welch's employment terminates before these options fully vest, such options will become immediately exercisable, assuming the non-competition provisions are complied with. Mr. Welch received a payment of $135,277 in September 1997 in connection with the termination of the Company's phantom stock plan.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors of the Company who are not employees receive a fee of $1,000 for each Board meeting which they attend and $500 for each Committee meeting which they attend, plus out-of-pocket expenses incurred in connection with attendance at each such meeting. In addition, upon completion of the Company's initial public offering in September 1997, each non-employee director received options under the 1997 Stock Incentive Plan to purchase a total of 5,000 shares of Common Stock at the initial public offering price of $16.00 per share, which options vest 50% after one year and 50% after two years. The Company will grant an additional 3,000 shares to each such director at the conclusion of each of the first and second years of service with the Company (i.e., 6,000 shares total per director), both of which grants have two year vesting schedules.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee was established after completion of the Company's initial public offering in September 1997. The Compensation Committee consists of Messrs. Akins (Chairman) and Grunewald, neither of whom is an employee of the Company. The Compensation Committee is responsible for making recommendations to the Board concerning the compensation levels of the executive officers of the Company. The Compensation Committee also administers the Company's 1997 Stock Incentive Plan and determines awards to be made under such plan to the Company's executive officers and to other eligible individuals. It is currently expected that the Compensation Committee will review compensation programs for executive officers annually, commencing in the fall of 1998.

     With respect to 1997, virtually all of the compensation decisions for executive officers, including base salary levels and stock option awards for Mr. Baum, were made by the Company's Board of Directors prior to the completion of the initial public offering. The Compensation Committee did, however, approve increases in the base salaries of each of Ms. Paul, Mr. Paul and Mr. Baum in the amount of $10,000 effective August 25, 1997. These increases were recommended by management and awarded on the basis of the Company's performance and the performance of each of the executives. None of the Company's executive officers have entered into employment agreements with the Company.

     Described below are the different forms of compensation, both short and long-term, that the Compensation Committee may consider in making future recommendations to the Board.

     Base Salary. The Compensation Committee intends to set (and periodically adjust) the base salaries of the Company's executive officers at levels designed to attract and retain highly qualified individuals. The Compensation Committee expects to review information on the compensation levels of comparable public companies and to consider that information together with the executives' and the Company's performance in determining salary levels.

     Bonus Compensation. Historically, the Company has not had an established bonus program for its executive officers. The Compensation Committee expects to review all of the Company's compensation programs for executive officers to determine if such programs are furthering the long-term interests of the Company and its shareholders.

     Equity Based Compensation. The Company adopted the 1997 Stock Incentive Plan in connection with the Company's initial public offering. The Compensation Committee expects that stock option grants will be the primary form of long-term incentive compensation for the Company's executive officers. The Compensation Committee believes stock options are an effective means of incenting senior management to increase the long-term value of the Company's Common Stock.

     In making compensation decisions, it is the Compensation Committee's current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                          THE COMPENSATION COMMITTEE:

             Perry S. Akins, Chairman             John H. Grunewald

                               PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock since the Company's initial public offering on September 25, 1997 with that of the Nasdaq Stock Market Index and a Company constructed peer group index. The issuers included in the peer group index are Apollo Group, Inc.
(APOL), CBT Group PLC (CBTSY), Computer Learning Centers, Inc. (CLCX), Learning Tree International, Inc. (LTRE), Sylvan Learning Systems, Inc. (SLVN), The Learning Company, Inc. (TLC), Education Management Corporation (EDMC) and TRO Learning, Inc. (TUTR). The total return calculations set forth below assume $100 invested on September 25, 1997, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1997. Since the Company effected its initial public offering in September 1997, the information in the graph is provided at month end intervals. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                 COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*
        AMONG ADVANTAGE LEARNING SYSTEMS, INC., THE NASDAQ STOCK MARKET
                         (U.S.) INDEX AND A PEER GROUP

                                                     ADVANTAGE                             NASDAQ
                                                      LEARNING                             STOCK
               MEASUREMENT PERIOD                     SYSTEMS,            PEER             MARKET
             (FISCAL YEAR COVERED)                      INC.             GROUP             (U.S.)
9/25/97                                                        100               100               100
9/97                                                           158               105               100
10/97                                                          158               109                95
11/97                                                          142               104                96
12/97                                                          134               111                94

* $100 invested on 9/25/97 in Stock or Index -- including reinvestment of dividends. Fiscal year ending December 31.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Company's Amended and Restated By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1999 Annual Meeting of

Shareholders and any other shareholder proposed business to be brought before the 1999 Annual Meeting of Shareholders must be submitted to the Company not later than December 29, 1998. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's Amended and Restated By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 17, 1998. Proposals should be directed to Mr. Timothy Sherlock, Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

     No director or executive officer of the Company is an adverse party or has an interest adverse to the Company or its subsidiaries in any material pending legal proceeding.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, among others, to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1997, all filing requirements were complied with, except that Richard W. Fickey filed one late report.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     Shareholders may obtain a copy of the Company's Annual Report as filed on Form 10-K at no cost by writing to Mr. Timothy Sherlock, Secretary, Advantage Learning Systems, Inc., 2911 Peach Street, Wisconsin Rapids, Wisconsin 54495-8036.

                                          By Order of the Board of Directors,

                                          Timothy Sherlock, Secretary

                                   PROXY CARD
                        ADVANTAGE LEARNING SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned appoints Michael H. Baum and John R. Hickey, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of stock of Advantage Learning Systems, Inc. held of record by the undersigned on March 9, 1998 at the 1998 Annual Meeting of Shareholders of Advantage Learning Systems, Inc. to be held on April 28, 1998 or at any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS.








                          (Detach below and return using the envelope provided.)



            ADVANTAGE LEARNING SYSTEMS, INC. 1998 ANNUAL MEETING


1.   ELECTION OF DIRECTORS:

(To serve until the 1999  1-Judith A. Paul     FOR all nominees      WITHHOLD AUTHORITY
Annual Meeting and until  2-Terrance D. Paul   listed to the left    to vote for all
their successors are      3-Michael H. Baum    (except as specified  nominees listed
elected and qualified)    4-John R. Hickey     below).               to the left.
                          5-Timothy P. Welch
                          6-Perry S. Akins
                          7-John H. Grunewald


   (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.


2.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
     BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


     No.  of Shares  ________


                                                Date:  _______________________
     Check appropriate box

     Indicate changes below:

                                                _____________________________________
                                                        (Signature of Shareholder)
     Address Change?  Name Change?

                                                ________________________________________________________
                                                        (Signature of Shareholder - if held jointly)

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint tenants,
                                    both should sign.  When signing as
                                    attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

